PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
to Prospectus dated May 6, 2010	Registration No. 333-165842
up to 9,412,000 Units
MIDWAY GOLD CORP.

Midway Gold Corp. ("Midway" or the "Company") is hereby offering up to 9,412,000 units (the "Units") at a price of Cdn$0.60 per Unit.  Each Unit consists of one common share of the Company (an "Offered Share") and one half of one common share purchase warrant. Each whole common share purchase warrant (a "Warrant") will entitle the holder to purchase one common share of the Company (a "Warrant Share") at a price of Cdn$0.80 per Warrant Share at any time following the closing of this offering until 5:00 p.m. (Vancouver time) on the date that is 24 months after the closing of this offering.  We also hereby offer the Warrant Shares issuable from time to time upon exercise of the Warrants.

The outstanding common shares of the Company (the "Common Shares") are listed and posted for trading on the TSX Venture Exchange (the "TSX.V") and the NYSE Amex Equities Exchange ("Amex") under the symbol "MDW". The TSX.V has conditionally approved the listing of the Offered Shares and the Warrant Shares, including the Warrant Shares issuable upon exercise of the Agents' Warrants, on the TSX.V, subject to the Company fulfilling all the requirements of the TSX.V.  The Company has applied to Amex for the listing of the Offered Shares and the Warrant Shares, including the Warrant Shares issuable upon exercise of the Agents' Warrants, on Amex.  The Warrants are non-transferrable. There is no market through which the Warrants may be sold and purchasers will not be able to resell Warrants purchased under this Prospectus Supplement (the "Prospectus Supplement"). On June 9, 2010, the closing sale price of the Common Shares on the TSX.V and Amex was Cdn$0.60 and $0.58 per share, respectively.  The offering price of the Units and the exercise price of the Warrants were determined by negotiation between Haywood Securities Inc. (the "Agent") and the Company. The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on May 17, 2010 was approximately $46 million. We have not issued any securities pursuant to Instruction I.B.6 of Form S-3 during the 12 calendar month period that ends on and includes the date hereof.

Concurrently herewith, we are filing a prospectus supplement related to the non-brokered offering in the United States of up to 1,666,666 units (such units having the same terms and conditions as the Units) at Cdn$0.60 for gross aggregate proceeds of up to Cdn$999,999.60.

Investing in the Units involves significant risks.  You should carefully read the "Risk Factors" section beginning on page S-5 of this Prospectus Supplement and in the accompanying base shelf prospectus dated May 6, 2010 (the "Prospectus") beginning on page 6, and in the documents incorporated by reference therein and herein.

Neither the United States Securities Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying Prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public		Agent’s Fee (1)		Net Proceeds to the Company (2)
Per Unit(3)	Cdn$	0.60	Cdn$	0.042	Cdn$	0.558
Total(4)	Cdn$	5,647,200	Cdn$	395,304	Cdn$	5,251,896
(1)
The Company has agreed to pay to the Agent a commission of 7% of the aggregate gross proceeds, or Cdn$0.042 per Unit (the "Agent's Fee"). As additional compensation, the Company has agreed to grant to the Agent up to 658,840 non-transferable common share purchase warrants with an exercise price of Cdn$0.80, exercisable for a period of 24 months after the closing of the offering (the "Agent's Warrants").  The Agent's Warrants will entitle the Agent to purchase that number of Warrant Shares which is equal to 7% of the number of Units sold under this offering.  See "Plan of Distribution".  No commission will be payable by the Company to the Agent in connection with the distribution of Warrant Shares upon the exercise of the Warrants or the Agent's Warrants.   This Prospectus Supplement also registers the offer and sale of the Agent’s Warrants and Warrant Shares issuable upon the exercise of the Agent’s Warrants.

(2)	After deducting the Agent’s Fee, but before deducting the expenses of the offering, which are estimated at Cdn$150,000. Excludes proceeds from the exercise of Warrants and Agent’s Warrants.
(3)	From the price per Unit, the Company will allocate Cdn$0.59 to each Offered Share and Cdn$0.01 to each one-half of one Warrant comprising the Units.
(4)	Assuming the offering is fully subscribed.

The Units are being offered only in Canada and to certain qualified investors in the United Kingdom by the Agent on a best efforts basis in accordance with the terms of the Agency Agreement referred to under "Plan of Distribution".  Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that definitive certificates representing the Offered Shares and the Warrants will be available for delivery at closing, which is expected to occur on or about June 16, 2010, or such other date as may be agreed upon. Definitive certificates for the Warrant Shares will be available for delivery upon exercise of the Warrants.

The date of this Prospectus Supplement is June 10, 2010.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT	S-1

PROSPECTUS SUPPLEMENT SUMMARY	S-2

RISK FACTORS	S-5

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-5

USE OF PROCEEDS	S-7

PLAN OF DISTRIBUTION	S-7

DESCRIPTION OF THE SECURITIES DISTRIBUTED	S-9

CONSOLIDATED CAPITALIZATION	S-11

PRIOR SALES	S-11

PRICE RANGE AND TRADING VOLUMES	S-12

DOCUMENTS INCORPORATED BY REFERENCE	S-12

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	S-14

INTEREST OF EXPERTS	S-17

LEGAL MATTERS	S-17

WHERE TO FIND ADDITIONAL INFORMATION	S-17

S-i

BASE PROSPECTUS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS	6

DOCUMENTS INCORPORATED BY REFERENCE	15

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	17

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	18

USE OF PROCEEDS	18

DESCRIPTION OF COMMON SHARES	18

DESCRIPTION OF WARRANTS	19

DESCRIPTION OF UNITS	20

PLAN OF DISTRIBUTION	21

INTERESTS OF EXPERTS	22

TRANSFER AGENT AND REGISTRAR	23

LEGAL MATTERS	23

WHERE YOU CAN FIND MORE INFORMATION	23

S-ii

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of the Units being offered and also adds to and updates information contained in the accompanying Prospectus.  The second part, the accompanying Prospectus, gives more general information, some of which may not apply to the Units being offered under this Prospectus Supplement.

You should rely only on the information contained in or incorporated by reference into this Prospectus Supplement and the accompanying Prospectus and any free writing prospectus relating to this offering. The Company has not, and the Agent has not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. The Company is not, and the Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement, the accompanying Prospectus, any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of the respective dates of such documents. The Company’s business, financial condition, results of operations and prospects may have changed since those dates.  Information in this Prospectus Supplement updates and modifies the information in the accompanying Prospectus and information incorporated by reference herein and therein. To the extent that any statement made in this Prospectus Supplement or any free writing prospectus (unless otherwise specifically indicated therein) differs from those in the accompanying Prospectus, the statements made in the accompanying Prospectus and the information incorporated by reference herein and therein are deemed modified or superseded by the statements made by this Prospectus Supplement or any free writing prospectus.

This Prospectus Supplement relates to a registration statement that the Company filed with the SEC utilizing a shelf registration process. Under this shelf registration process, the Company may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in the accompanying Prospectus in one or more offerings. The accompanying Prospectus provides you with a general description of the securities the Company may offer. This Prospectus Supplement contains specific information about the terms of this offering of Units by us.  You should read this Prospectus Supplement, the accompanying Prospectus and any free writing prospectus filed by the Company together with the information described under the sections entitled, “Where to Find Additional Information” and “Incorporation of Certain Information by Reference” in this Prospectus Supplement and under the sections entitled, “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying Prospectus, and any additional information you may need to make your investment decision. The Company has also filed a prospectus supplement and a short form base shelf prospectus with the securities regulatory authorities in each of the provinces of British Columbia, Alberta and Ontario (which Canadian-filed prospectus supplement and short form base shelf prospectus we refer to as the “Canadian Prospectus”). The securities qualified under the Canadian Prospectus may be offered and sold in each of the provinces of British Columbia, Alberta and Ontario, subject to any applicable securities laws.

Prospective investors should be aware that the acquisition of the Units described herein may have tax consequences in Canada and the United Kingdom. Such consequences for investors who are resident in, or citizens of, Canada or the United Kingdom may not be described fully herein. Investors should read the tax discussion in this Prospectus Supplement under the caption “Canadian Federal Income Tax Consequences,” and should consult their own tax advisor with respect to their own particular circumstances.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary provides an overview of certain information about Midway and may not contain all the information that is important to you.  This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this Prospectus Supplement, the accompanying Prospectus and the documents incorporated herein and therein by reference. You should carefully read this entire Prospectus Supplement, the accompanying Prospectus and the documents that we incorporate herein and therein by reference before making a decision about whether to invest in our securities.

The Company

Midway is an exploration stage company engaged in the acquisition, exploration, and, if warranted, development of gold and silver mineral properties in North America.  Midway is focused on exploring and developing high-grade, quality precious metal resources in stable mining areas.  Midway's principal properties are the Spring Valley, Midway and Pan gold and silver mineral properties located in Nevada and the Golden Eagle gold mineral property located in the Washington. Midway holds certain other mineral exploration properties located in Nevada.

The Company’s registered and corporate office in Canada is located at Unit 1 - 15782 Marine Drive, White Rock, B.C. V4B 1E6, and our corporate office phone number is 604-536-2711. The Company’s operations office in the United States is located at 600 Lola Street, Suite 10, Helena, Montana 59601.

Recent Developments – Concurrent United States Non-Brokered Offering

Concurrently with this offering, the Company is conducting a registered direct offering in the United States on a non-brokered basis of up to 1,666,666 units at a price of $0.60 per unit, for aggregate proceeds of up to $999,999.60 (the "Non-Brokered U.S. Offering").  In accordance with the requirements of the U.S. Securities and Exchange Commission, the offering price for units offered in the United States is payable in U.S. dollars.  The U.S. dollar amount of the offering price for the units to be sold in the Non-Brokered U.S. Offering is US$0.57 (the equivalent of the Canadian dollar amount based on the closing buying rate of the Bank of Canada on June 9, 2010 of Cdn$1.00 = US$0.9576). The units to be sold to in the Non-Brokered U.S. Offering are the same as the Units but will be sold to directly by the Company in a registered offer in the United States and will be distributed under a separate prospectus supplement dated as of the date hereof.  The closing of the Non-Brokered U.S. Offering is subject to a number of conditions, including the closing of this offering, and is expected to close concurrently with this offering.

Further Information

Prospective purchasers of Units should read the description of the Company and its business under the heading "Summary – The Company " in the accompanying Prospectus.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of Units. For a more complete description of our common shares, see the section entitled "Description of the Securities Distributed" in this Prospectus Supplement.

Offering:
up to 9,412,000 Units

Each Unit consists of one Offered Share and one half of one Warrant.  Each whole Warrant will entitle the holder to purchase one Warrant Share at a price of Cdn$0.80 per Warrant Share at any time following the closing of this offering until 5:00 p.m. (Vancouver time) on the date that is 24 months after the closing of this offering.

Amount:	up to Cdn$5,647,000

Price to the Public:	Cdn$0.60 per Unit

Jurisdiction:
The offering by the Company through the Agent is currently anticipated to be in Canada and to certain qualified investors in the United Kingdom.  The Agent is restricted from offering into the United States. See “Plan of Distribution.”

Common Shares Outstanding(1):	Prior to the offering: 78,688,330 common shares

After the offering: 88,100,330 common shares (2)

Agent’s Compensation:
The Company has agreed to pay to the Agent a commission of 7% of the aggregate gross proceeds, or Cdn$0.042 per Unit (the "Agent's Fee"). As additional compensation, the Company has agreed to grant to the Agent up to 658,840 non-transferable common share purchase warrants with an exercise price of Cdn$0.80, exercisable for a period of 24 months after the closing of the offering (the "Agent's Warrants").  The Agent's Warrants will entitle the Agent to purchase that number of Warrant Shares which is equal to 7% of the number of Units sold under this offering. See "Plan of Distribution".  No commission will be payable by the Company to the Agent in connection with the distribution of Warrant Shares upon the exercise of the Warrants or the Agent's Warrants.

Use of Proceeds:
The net proceeds of the offering will be used to advance its projects, to fund its general and administrative costs (including property maintenance fees) and for general working capital purposes.  See the section entitled “Use of Proceeds.”

Risk Factors:
Investing in the Units involves risks that are described in the “Risk Factors” section beginning on page S-5 of this Prospectus Supplement and on page 6 of the accompanying Prospectus and, to the extent applicable, the “Risk Factors” sections of our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q as filed with the SEC and Canadian securities authorities.

Tax Considerations:
Purchasing the Units may have tax consequences in Canada and the United Kingdom. This Prospectus Supplement and the accompanying Prospectus may not describe these consequences fully. Investors should read the tax discussion in this Prospectus Supplement and consult with their tax advisor. See the section entitled “Canadian Federal Income Tax Considerations” in this Prospectus Supplement.

Listing Symbol:	The Company’s common shares are listed for trading on the TSX-V and Amex, in each case under the symbol “MDW.”

Notes:

(1)	These figures do not include:

•	4,871,667 common shares reserved for issuance pursuant to outstanding stock options, at prices ranging from Cdn$0.56 to Cdn$3.36; or

•
1,333,333 common shares issuable upon the exercise of outstanding warrants of the Company at Cdn$0.70 if exercised on or before October 9, 2010; Cdn$0.80 if exercised after October 9, 2010 but on or before April 9, 2011; and Cdn$0.90 if exercised after April 9, 2011 but on or before the expiry date of October 9, 2011.

To the extent any options or warrants are exercised, new options are issued under our equity incentive plans, or we otherwise issue additional common shares or securities exercisable for or convertible into common shares, there will be future dilution to new investors.

(2)
Does not include up to 1,666,666 common shares issuable pursuant to the Non-Brokered U.S. Offering, up to 5,539,333 common shares issuable upon exercise of warrants issued pursuant to this offering and the Non-Brokered U.S. Offering and does not include up to 658,840 common shares issuable pursuant to the Agent’s Warrants to be issued to the Agent pursuant to this offering.  Assuming completion of the Non-Brokered U.S. Offering, the exercise of all the Warrants and all the Agent’s Warrants, the aggregate common shares outstanding would be 95,965,169.

RISK FACTORS

An investment in the Units is speculative and involves a high degree of risk due to the nature of the Company's business. In addition to other information contained in this Prospectus Supplement and the accompanying Prospectus, and in the documents incorporated by reference herein and therein, prospective purchasers of Units should read the discussion of certain risks affecting the Company in connection with its business that is provided under the heading "Risk Factors" in the accompanying Prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference herein and therein contain "forward-looking statements" within the meaning of applicable Canadian securities legislation.  Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  These statements include, but are not limited to, comments regarding:

•	our expected plans of operation to continue as a going concern;
•	the establishment and estimates of mineral reserves and resources;
•	the grade of mineral reserves and resources;
•	anticipated expenditures and costs in our operations;
•	planned exploration activities and the anticipated outcome of such exploration activities;
•	plans and anticipated timing for obtaining permits and licenses for our properties;
•	anticipated closure costs;
•	expected future financing and its anticipated outcome;
•	anticipated liquidity to meet expected operating costs and capital requirements;
•	estimates of environmental liabilities;
•	our ability to obtain financing to fund our estimated expenditure and capital requirements;
•	factors expected to impact our results of operations; and
•	the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks related to our ability to continue as a going concern;
•	risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our properties;
•	risks related to our lack of historical production from our mineral properties;
•	uncertainty and risks related to cost increases for our exploration and, if warranted, development projects;
•	uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;
•	uncertainty and risks related to mining being inherently dangerous and subject to events and conditions beyond our control;
•	uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations;
•	risks related to changes in mineral resource estimates affecting the economic viability of our projects;
•	risks related to differences in U.S. and Canadian practices for reporting reserves and resources;
•	uncertainty and risks related to our exploration activities on our properties not being commercially successful;
•	uncertainty and risks related to encountering archaeological issues and claims in relation to our properties;

•	uncertainty and risks related to fluctuations in gold, silver and other metal prices;
•	risks related to our lack of insurance for certain high-risk activities;
•	uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into production;
•	risks related to government regulations that could affect our operations and costs;
•	risks related to environmental regulations;
•	risks related to land reclamation requirements on our properties;
•	risks related to increased competition for capital funding in the mining industry;
•	risks related to competition in the mining industry;
•	risks related to our possible entry into joint venture and option agreements on our properties;
•	risks related to our directors and officers having conflicts of interest;
•	risks related to our ability to attract qualified management to meet our expected needs in the future;
•	uncertainty and risks related to currency fluctuations;
•	risks related to our status as a passive foreign investment company;
•	risks related to recent market events and general economic conditions; and
•	risks related to our securities.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section titled "Risk Factors" in the accompanying Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this Prospectus Supplement by the foregoing cautionary statements.

FINANCIAL INFORMATION AND CURRENCY

Financial and Other Information

The financial information of the Company contained in the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus is presented in accordance with generally accepted accounting principles (which we refer to as “GAAP”) in the United States (which we refer to as “US GAAP”) which do not differ in any material respects from GAAP in Canada.  The financial information of the Company contained in the documents incorporated by reference are presented in Canadian Dollars (Cdn$).

Exchange Rate Information

The table below sets forth the average rate of exchange for the Canadian Dollar at the end of the five most recent calendar years ended December 31. The table also sets forth the high and low rate of exchange for the Canadian Dollar at the end of the six most recent months. For purposes of this table, the rate of exchange means the noon exchange rate as reported by the Bank of Canada on its web site at www.bankofcanada.ca. The table sets forth the number of Canadian Dollars required under that formula to buy one United States Dollar. The average rate means the average of the noon exchange rates on each day of each month during the period as reported by the Bank of Canada.

	2009	2008	2007	2006	2005

Average for Period	1.14	1.07	1.07	1.13	1.21

	May 2010	April 2010	March 2010	Feb 2010	Jan 2010	Dec 2009
High for Period	1.08	1.02	1.04	1.06	1.05	1.06
Low for Period	1.01	0.9961	1.01	1.05	1.04	1.05

The noon rate of exchange on June 9, 2010 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 = Cdn$0.9620.

USE OF PROCEEDS

The Company expects to use the proceeds of this offering, together with the proceeds of the Non-Brokered U.S. Offering, to advance its projects, to fund its general and administrative costs (including property maintenance fees) and for general working capital purposes.

The majority of the property expenditures (approximately Cdn$3.25 million) are expected to be focussed on advancing the Company's Pan Project, including a scoping study, development drilling, initiation of an environmental impact study, including metallurgical, testing, waste rock characterization, water rights and baseline studies.  Drilling is expected to be conducted to support metallurgical testing, environmental baseline, geotechnical work and exploration/expansion of the resource.  Work on the Golden Eagle project is expected to be focussed on a review of existing metallurgy work conducted and refining current geological model using existing information.  This work, including supporting drilling for metallurgical samples, is expected to involve expenditures of approximately Cdn$325,000.  The Company intends to conduct surface sampling and mapping to identify exploration targets on its Gold Rock project, including a 10,000 foot drill program involving expenditures of approximately Cdn$260,000.   Finally, the Company intends to conduct a 10 hole exploration drill program at its Burnt Canyon, Nevada project at a cost of approximately Cdn$155,000.

Approximately Cdn$1 million of the aggregate proceeds of this offering and the Non-Brokered U.S. Offering will be used to fund the Company's general and administrative costs to be incurred in the following year.

The remainder of the aggregate proceeds of this offering and the Non-Brokered U.S. Offering will be used for general working capital purposes.

The actual amount that the Company spends in connection with each of the intended uses of proceeds may vary significantly from the amounts specified above, and will depend on a number of factors, including those described in the ‘‘Risk Factors’’ section of the Prospectus.

Although the Company intends to use the net proceeds from this offering and the Non-Brokered U.S. Offering for the purposes set forth above, we reserve the right to use such net proceeds for other purposes to the extent that circumstances, including unforeseen events, the outcome of further studies and other sound business reasons, make such use necessary or prudent.

PLAN OF DISTRIBUTION

Pursuant to an agency agreement dated June 10, 2010 between Midway and the Agent (the "Agency Agreement"), the Agent has agreed to act as agent in connection with the sale of up to 9,412,000 Units, subject to the terms and conditions stated in the Agency Agreement.  The Agent is not purchasing any Units under this Prospectus Supplement, nor is the Agent required to arrange for the purchase or sale of any specific number or dollar amount of the Units, but it has agreed to use its best efforts to arrange for the sale of all of the Units in this offering.  There is no requirement that any minimum number of Units or dollar amount of Units be sold in this offering and there can be no assurance that we will sell all of the Units being offered.

The Agency Agreement provides that the obligations of the Agent are subject to certain conditions precedent including, among other things, approval of legal matters by its counsel and certain conditions contained in the Agency Agreement, such as receipt by the Agent of officers’ certificates and legal opinions.  While the Agent has agreed to use its best efforts to sell the Units offered hereby, it is not obligated to purchase any Units that are not sold.  The obligations of the Agent under the Agency Agreement may be terminated at any time prior to the closing of this offering upon the occurrence of certain events stated in the Agency Agreement, including the Agent's assessment of the state of the financial markets.

Confirmations and a final Prospectus Supplement will be distributed to all investors who agree to purchase the Units in this offering, informing investors of the closing date. We currently anticipate that closing of the sale of the Units we are offering will take place on or about June 16, 2010.  Investors will also be informed of the date and manner in which they must transmit the purchase price for their Units.   It is expected that delivery of the Offered Shares and Warrants comprising the Units offered hereby will be made against payment therefor on or about June 16, 2010, which will be more than three business days following the date of this Prospectus Supplement (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the United States Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Offered Shares prior to June 16, 2010 will be required, by virtue of the fact that the Offered Shares and Warrants will not settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Units who wish to trade their Offered Shares prior to June 16, 2010 should consult their own advisors. There can be no assurance that the offering will close.

This offering is being made in the provinces of British Columbia, Alberta and Ontario pursuant to this Prospectus Supplement and the Canadian Prospectus.  Pursuant to General Instruction I.B.6. of Form S-3, we are permitted to utilize the registration statement of which this Prospectus Supplement and the accompanying Prospectus form a part to sell a maximum amount of securities equal to one-third of the aggregate market value of our outstanding voting and non-voting common equity held by our non-affiliates in any 12-month period.

We have agreed to pay the Agent an aggregate fee equal to 7% of the gross proceeds from the sale of the Units in this offering, or Cdn$0.042 per Unit.  The Company will also grant non-transferable Agent's Warrants to the Agent entitling the Agent to purchase that number of Warrant Shares equal to 7% of the number of Units sold pursuant to this offering. The Agent's Warrants are exercisable for a period of 24 months after the closing of the offering at a price of $0.80.  This Prospectus Supplement also qualifies the distribution of the Agent's Warrants and the Warrant Shares issuable upon exercise thereof.  No commission will be payable by the Company to the Agent in connection with the distribution of Warrant Shares upon the exercise of the Warrants or the Agent's Warrants.

Agent's fee per Unit (excluding Agent's Warrants)	Cdn$	0.042

Total Agent's fees (excluding Agent’s Warrants)	Cdn$	395,304

We have also agreed to reimburse the Agent for the reasonable fees and expenses incurred by it in connection with this offering, subject to certain limitations.

The estimated offering expenses payable by us, in addition to the aggregate fees of up to approximately Cdn$395,300 due to the Agent and the fees of the Agent's legal counsel up to a maximum of Cdn$30,000, are approximately Cdn$120,000, which includes legal and filing fees, printing costs, various other fees associated with qualifying the securities for sale in British Columbia, Alberta and Ontario, registering the securities in the United States, and listing the Offered Shares and Warrant Shares on the TSX.V and Amex. After deducting certain fees due to the Agent and our estimated offering expenses, we expect the net proceeds of this offering to be approximately Cdn$5,101,896, and the aggregate net proceeds of this offering and the Non-Brokered U.S. Offering to be approximately Cdn$6,051,896, if the maximum number of Units in this offering and the maximum number of units in the Non-Brokered U.S. Offering are sold (excluding proceeds we may receive upon exercise of the Warrants and Agent's Warrants and on exercise of the warrants being offered under the Non-Brokered U.S. Offering). Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering fees and net proceeds are not presently determinable and may be substantially less than the maximum amounts set forth above.

We have agreed to indemnify the Agent against certain liabilities, including liabilities under the United States Securities Act of 1933, as amended, relating to or arising out of the Agent's activities in connection with this offering.

We have also agreed with the Agent that, except for the Non-Brokered U.S. Offering, Common Shares issued upon the exchange, exercise or conversion of securities of the Company outstanding on the date hereof, and subject to certain exceptions, including the issuance by the Company of shares representing up to 10% of the outstanding common stock as of the date of the Agency Agreement in connection with the acquisition of any business, property or asset that is consistent with the Company's business as presently conducted and as described in this Prospectus Supplement, the Prospectus and documents incorporated by reference herein and therein, the Company shall not issue, or agree to issue, any Common Shares or any securities exchangeable for, or convertible into, Common Shares during the 60 day period immediately following the closing of this offering without the consent of the Agent.

The purchase price per Unit and the exercise price for the Warrants and Agent's Warrants were determined based on negotiations with the Agent.

Pursuant to policy statements of certain Canadian securities regulators, the Agent may not, throughout the period of distribution, bid for or purchase Common Shares.  The foregoing restriction is subject to certain exceptions for bids or purchases made through the facilities of the TSX.V, in accordance with the Universal Market Integrity Rules of the Investment Industry Regulatory Organization of Canada, including, (a) market stabilization or market balancing activities on the TSX.V where the bid for or purchase of securities is for the purpose of maintaining a fair and orderly market in the securities, subject to price limitations applicable to such bids or purchases, (b) a bid or purchase on behalf of a client, other than certain prescribed clients, provided that the client’s order was not solicited by the Agent, or if the client’s order was solicited, the solicitation occurred before the commencement of a prescribed restricted period, and (c) a bid or purchase to cover a short position entered into prior to the commencement of a prescribed restricted period.

Until the distribution of the Units is completed, SEC rules may limit the Agent from bidding for and purchasing Common Shares and Warrants.  However, the Agent may engage in transactions that stabilize the price of the Common Shares, such as bids or purchases to peg, fix or maintain that price.

If the Agent creates a short position in the Common Shares in connection with this offering, the Agent may reduce that short position by purchasing Common Shares in the open market.  Purchases of Common Shares to stabilize the price may cause the price of the Common Shares to be higher than it might be in the absence of such purchases.

Neither the Company nor the Agent make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares or Warrants.  In addition, neither the Company nor the Agent make any representation that the Agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The TSX.V has conditionally approved the listing of the Offered Shares and the Warrant Shares, including the Warrant Shares issuable upon exercise of the Agents' Warrants, on the TSX.V, subject to the Company fulfilling all the requirements of the TSX.V.  The Company has applied to Amex for the listing of the Offered Shares and the Warrant Shares, including the Warrant Shares issuable upon exercise of the Agents' Warrants, on Amex. The Warrants are non-transferrable and will not be listed for trading on any national or foreign securities exchange.

This Prospectus Supplement is being distrbuted and is directed in the United Kingdom (“UK”) only at (i) persons having professional experience in matters realting to investments, that are investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (“FPO”) at (ii) high net worth entities or other persons to whom Article 49 of the FPO applies, who in either case are also qualified investors for the purposes of Section 86(1) of the Financial Services and Markets Act 2000 ("FSMA") who are purchasing as principal and not on behalf of others (save in circumstances where Section 86(2) of the FSMA applies).  The investment or investment activities to which this Prospectus Supplement relates is available in the UK only to such persons or in circumstances which do not otherwise breach Sections 21 or 85 of the FSMA.  Persons of any other description based in the UK should not rely on or act upon the contents of this Prospectus Supplement.

DESCRIPTION OF THE SECURITIES DISTRIBUTED

This offering consists of up to 9,412,000 Units, each Unit consisting of one Offered Share and one half of one Warrant. Each whole Warrant will entitle the holder to purchase one Warrant Share at a price of Cdn$0.80 per share at any time following the closing of this offering until 5:00 p.m. (Vancouver time) on the date that is 24 months after the closing of this offering.

Offered Shares and Warrant Shares

The Offered Shares and the Warrant Shares (including the Warrant Shares issuable on exercise of the Agent’s Warrants) will have all of the characteristics, rights and restrictions of the Common Shares.  Midway is authorized to issue an unlimited number of Common Shares, without par value, of which 78,688,330 are issued and outstanding as at the date of this Prospectus Supplement.  There are options outstanding to purchase up to 4,871,667 Common Shares at prices ranging from Cdn$0.56 to Cdn$3.36.  There are warrants outstanding to purchase up to 1,333,333 Common Shares at Cdn$0.70 if exercised on or before October 9, 2010; Cdn$0.80 if exercised after October 9, 2010 but on or before April 9, 2011; and Cdn$0.90 if exercised after April 9, 2011 but on or before the expiry date of October 9, 2011.  The Company is authorized to issue up to 1,666,666 units comprising one Common Share and one half of one Common Share purchase warrant of the Company pursuant to the Non-Brokered U.S. Offering.  The warrants of the Company issuable in the Non-Brokered U.S. Offering are exercisable at a price of $0.80 per share for a period of 24 months from the closing of the Non-Brokered U.S. Offering (which is expected to be concurrent with the closing of this Offering).  Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by the board of directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company.  There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

Warrants

The Warrants will be issued under and be governed by the terms of an indenture dated as of the date hereof (the "Warrant Indenture") between the Company and Computershare Trust Company of Canada (the "Warrant Agent"), which will be filed with the applicable Canadian securities regulatory authorities on SEDAR at www.sedar.com. The Company has appointed the principal transfer offices of the Warrant Agent in Vancouver, British Columbia as the location at which Warrants may be surrendered for exercise.  The following summary of certain provisions of the Warrant Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Warrant Indenture.

Each Warrant will entitle the holder to purchase one Warrant Share at a price of Cdn$0.80. The exercise price and the number of Warrant Shares issuable upon exercise are both subject to adjustment in certain circumstances as more fully described below.  Warrants will be exercisable at any time prior to 5:00 p.m. (Vancouver time) on the date which is 24 months after the closing of the offering, after which time the Warrants will expire and become null and void. The exercise price for the Warrants is payable in Canadian dollars.

The Warrant Indenture provides for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including: (i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of the Common Shares as a stock dividend or other distribution (other than a "dividend paid in the ordinary course", as defined in the Warrant Indenture);  (ii) the subdivision, redivision or change of the Common Shares into a greater number of shares; (iii) the reduction, combination or consolidation of the Common Shares into a lesser number of shares; (iv) the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the "current market price", as defined in the Warrant Indenture, for the Common Shares on such record date; and (v) the issuance or distribution to all or substantially all of the holders of the Common Shares of shares of any class other than the Common Shares, rights, options or warrants to acquire Common Shares or securities exchangeable or convertible into Common Shares, of evidences of indebtedness or cash, securities or any property or other assets.

The Warrant Indenture also provides for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price in the event of the following additional events: (1) reclassifications of the Common Shares; (2) consolidations, amalgamations, arrangements or mergers of the Company with or into another entity (other than consolidations, amalgamations, arrangements or mergers which do not result in any reclassification of the Common Shares or a change of the Common Shares into other shares); or (3) the transfer (other than to one of the Company’s subsidiaries) of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity. No adjustment in the exercise price or the number of Warrant Shares purchasable upon the exercise of the Warrants is required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or the number of Common Shares purchasable upon exercise by at least one one-hundredth of a Common Share.  The Company also covenants in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such event.

No fractional Warrant Shares will be issuable upon the exercise of any Warrants, and no cash or other consideration will be paid in lieu of fractional shares. Holders of Warrants will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have. From time to time, the Company and the Warrant Agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies, issuing additional Warrants thereunder or making any change that does not adversely affect the rights of any holder of Warrants. Any amendment or supplement to the Warrant Indenture that adversely affects the interests of the holders of the Warrants may only be made by "special resolution", which will be defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing at least 10% of the aggregate number of the then outstanding Warrants and passed by the affirmative vote of holders of Warrants representing not less than 66⅔% of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution or (2) adopted by an instrument in writing signed by the holders of Warrants representing not less than 66⅔% of the aggregate number of all the then outstanding Warrants.

The Warrant Indenture also provides that the Company will use its reasonable best efforts to maintain the registration statement or another registration statement relating to these shares of common stock effective until the earlier of the expiration date of the Warrants and the date on which no Warrants remain outstanding (provided, however, that nothing shall prevent our amalgamation, arrangement, merger or sale, including any take-over bid, and any associated delisting or deregistration or ceasing to be a reporting issuer, provided that, so long as the Warrants are still outstanding and represent a right to acquire securities of the acquiring company, the acquiring company shall assume our obligations under the Warrant Indenture). If no such registration statement is effective, no person holding Warrants will be permitted to exercise Warrants, unless an exemption from the registration requirements of the U.S. Securities Act is available. During any such period, any person holding Warrants may give notice of their desire to exercise the Warrants, at which time we will permit the cashless exercise of the Warrants and issue such number of Warrant Shares calculated pursuant to the provisions of the Warrant Indenture, provided that such Warrant Shares shall not be subject to any transfer restrictions in the United States or Canada.  If no such registration statement is effective, we will notify the Warrant Agent in accordance with the provisions of the Warrant Indenture.

The Warrants are non-transferrable and will not be listed for trading on any national or foreign securities exchange.

CONSOLIDATED CAPITALIZATION

Other than as set out herein under "Prior Sales", there have been no material changes in the share capitalization of the Company since March 31, 2010.   As a result of the issuance of the Offered Shares which may be distributed under this Prospectus Supplement and the Warrant Shares that may be distributed upon exercise of the Warrants and the Agent's Warrants, the share capital of the Company may increase by up to a maximum of Cdn$9,939,072.  As a result of the issuance of the Common Shares which may be distributed under this Non-Brokered U.S. Offering and the Common Shares that may be distributed upon exercise of the warrants being distributed under the Non-Brokered U.S. Offering, the share capital of the Company may increase by an additional $1,666,666.

PRIOR SALES

In the 12 months prior to the date of this Prospectus Supplement, the Company has issued the following securities:

Date of Grant/ Issuance	Price per Security (Cdn$)	Number of Securities Issued

Common Shares:
09-04-2010	0.60	1,333,333
29-04-2010 to 11-05-2010	0.28	12,500,000
18-12-2009	0.56	33,333

Options to purchase Common Shares:
10-09-2009	0.86	1,000,000
18-05-2010	0.71	500,000

Warrants to purchase Common Shares:
09-04-2010	0.70	1,333,333

PRICE RANGE AND TRADING VOLUMES

The Common Shares are listed and posted for trading on the TSX.V and Amex under the symbol "MDW".  The following tables set forth the reported high, low and closing sale prices and the daily average volume of trading of the Common Shares during the 12 months preceding the date of this Prospectus Supplement.

	TSX Venture Exchange (prices in Canadian dollars)				NYSE Amex (prices in U.S. dollars)
2009	High	Low	Close	Daily Avg. Volume	High	Low	Close	Daily Avg. Volume
June	0.92	0.62	0.80	12,403	0.89	0.60	0.71	223,749
July	0.84	0.61	0.69	7,483	0.75	0.59	0.65	98,944
August	0.75	0.64	0.72	7,567	0.69	0.59	0.64	63,793
September	1.05	0.71	0.75	31,588	0.94	0.65	0.72	341,740
October	0.88	0.66	0.66	13,467	0.84	0.61	0.62	190,216
November	0.87	0.62	0.85	36,212	0.84	0.61	0.82	210,098
December	1.06	0.80	0.81	35,416	1.01	0.76	0.87	314,255

2010	High	Low	Close	Daily Avg. Volume	High	Low	Close	Daily Avg. Volume
January	0.90	0.70	0.70	68,486	0.87	0.65	0.65	223,950
February	0.70	0.63	0.63	21,471	0.66	0.59	0.59	106,635
March	0.72	0.60	0.66	20,731	0.67	0.59	0.64	118,478
April	0.70	0.60	0.70	103,655	0.698	0.595	0.692	288,124
May	0.78	0.62	0.62	62,158	0.77	0.60	0.64	330,756
June 1 to 9	0.63	0.59	0.60	135,562	0.60	0.57	0.58	436,534

On June 9, 2010, the closing sale price of the Common Shares on the TSX.V and Amex was Cdn$0.60 and $0.58 per share, respectively.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” information it files with the SEC.  This means that the Company can disclose important information to you by referring you to those documents.  Any information the Company references in this manner is considered part of this Prospectus.  Information the Company files with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.  Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from the Secretary of the Company at Unit 1 – 15782 Marine Drive, White Rock, British Columbia, Canada V4B 1E6, (telephone: (604) 536-2711).

The Company incorporates by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)
the Annual Report on Form 10-K of the Company, for the year ended December 31, 2009, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, together with the auditors’ report thereon, as filed on March 30, 2010, filed with the SEC on March 30, 2010;

(b)
the Company’s Proxy Statement on Schedule 14A, dated March 11, 2010, in connection with the Company’s May 4, 2010 annual general and special meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed on March 31, 2010, filed with the SEC on March 31, 2010;

(c)
the Quarterly Report on Form 10-Q of the Company, for the quarter ended March 31, 2010, which report contains the unaudited consolidated financial statements of the Company and the notes thereto as at March 31, 2010 and for each of the three-month periods ended March 31, 2010 and 2009 and the cumulative period from inception (May 14, 1996) to March 31, 2010, filed with the SEC on May 17, 2010;

(d)	the Company’s Current Reports on Form 8-K filed April 15, 2010, May 10, 2010 and May 24, 2010;

(e)
the description of the Company’s common stock contained in its registration statement on Form 8-A filed on December 21, 2007, including any amendment or report filed for purposes of updating such description;

(f)
all other documents filed by the Company with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus Supplement but before the end of the offering of the securities made by this Prospectus Supplement.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date of this Prospectus Supplement, a summary of the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires a Unit, consisting of one Offered Share and one-half of one Warrant, pursuant to this offering.

This summary applies only to a purchaser who is a beneficial owner of Offered Shares and Warrants acquired pursuant to this offering and who, for the purposes of the Income Tax Act (Canada) ("Tax Act"), and at all relevant times: (i) deals at arm's length and is not affiliated with the Company, and any subsequent purchaser of the Offered Shares, Warrant Shares or Warrants; and (ii) holds the Offered Shares, Warrant Shares and Warrants as capital property ("Holder").  Offered Shares, Warrant Shares and Warrants will generally be considered to be capital property to a Holder unless they are held in the course of carrying on a business or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.

This section of the summary is not applicable to a Holder: (i) that is a "financial institution" as defined in subsection 142.2(1) of the Tax Act; (ii) that is a "specified financial institution" as defined in subsection 248(1) of the Tax Act; (iii) who reports its "Canadian tax results", as defined in subsection 261(1) of the Tax Act, in a currency other than the Canadian currency; or (iv) an interest in which is, or for whom an Offered Share, Warrant Share or Warrant would be, a "tax shelter investment" for the purposes of the Tax Act.  Such Holders should consult their own tax advisors.

This summary is based upon: (i) the current provisions of the Tax Act and the regulations thereunder ("Regulations") in force as of the date hereof; (ii) all specific proposals ("Proposed Amendments") to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof; and (iii) counsel's understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency ("CRA").  No assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as presently proposed, the tax consequences may not be as described below in all cases. This summary does not otherwise take into account or anticipate any changes in law, administrative policy or assessing practice, whether by legislative, regulatory, administrative, governmental or judicial decision or action, nor does it take into account the tax laws of any province or territory of Canada or of any jurisdiction outside of Canada.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder.  Accordingly, Holders should consult their own tax advisors with respect to their particular circumstances.

Allocation of Cost

A Holder who acquires Units pursuant to this offering will be required to allocate the purchase price paid for each Unit on a reasonable basis between the Offered Share and the one-half Warrant comprising each Unit in order to determine their respective costs to such Holder for the purposes of the Tax Act.

For its purposes, the Company has advised counsel that, of the Cdn$0.60 subscription price for each Unit, it intends to allocate approximately Cdn$0.59 to each Offered Share and Cdn$0.01 to each one-half Warrant and believes that such allocation is reasonable.  The Company's allocation, however, is not binding on the CRA or on a Holder.

The adjusted cost base to a Holder of each Offered Share comprising a part of a Unit acquired pursuant to this offering will be determined by averaging the cost of such Offered Share with the adjusted cost base to such Holder of all other Common Shares (if any) held by the Holder as capital property immediately prior to the acquisition.

Exercise of Warrants

No gain or loss will be realized by a Holder of a Warrant upon the exercise of such Warrant.  When a Warrant is exercised, the Holder's cost of the Warrant Share acquired thereby will be equal to the adjusted cost base of the Warrant to such Holder, plus the amount paid on the exercise of the Warrant.  For the purpose of computing the adjusted cost base to a Holder of each Warrant Share acquired on the exercise of a Warrant, the cost of such Warrant Share must be averaged with the adjusted cost base to such Holder of all other Common Shares (if any) held by the Holder as capital property immediately prior to the acquisition upon such exercise of a Warrant.

Holders Resident in Canada

This section of the summary applies to a Holder who, at all relevant times, is, or is deemed to be, resident in Canada for the purposes of the Tax Act ("Resident Holder").  A Resident Holder whose Offered Shares or Warrant Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Tax Act to have the Offered Shares, Warrant Shares and every other "Canadian security" (as defined in the Tax Act) owned by such Resident Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.  Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Tax Act is available and/or advisable in their particular circumstances.  Such election is not available in respect of Warrants.

Dividends

A Resident Holder will be required to include in computing its income for a taxation year any taxable dividends received or deemed to be received on the Offered Shares or Warrant Shares.  In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations.  Taxable dividends received from a taxable Canadian corporation which are designated by such corporation as "eligible dividends" will be subject to an enhanced gross-up and dividend tax credit regime in accordance with the rules in the Tax Act.  In the case of a Resident Holder that is a corporation, the amount of any such taxable dividend that is included in its income for a taxation year will generally be deductible in computing its taxable income for that taxation year.

A Resident Holder that is a "private corporation" or a "subject corporation", as defined in the Tax Act, will generally be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on dividends received on the Offered Shares or Warrant Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the year.

Taxable Capital Gains and Losses

A Resident Holder who disposes of or is deemed to have disposed of an Offered Share, Warrant Share or Warrant (other than a disposition arising on the exercise of a Warrant) will generally realize a capital gain (or capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, are greater (or are less) than the adjusted cost base to the Resident Holder of the Offered Share, Warrant Share or Warrant immediately before the disposition or deemed disposition.  Generally, the expiry of an unexercised Warrant will give rise to a capital loss equal to the adjusted cost base to the Resident Holder of such expired Warrant.

A Resident Holder will generally be required to include in computing its income for the taxation year of disposition, one-half of the amount of any capital gain (a "taxable capital gain") realized in such taxation year.  Subject to and in accordance with the provisions of the Tax Act, a Resident Holder will generally be required to deduct one-half of the amount of any capital loss (an "allowable capital loss") against taxable capital gains realized in the taxation year of disposition.  Allowable capital losses in excess of taxable capital gains for the taxation year of disposition generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such taxation years, to the extent and under the circumstances specified in the Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of an Offered Share or Warrant Share by a Resident Holder that is a corporation may, in certain circumstances, be reduced by the amount of dividends received or deemed to have been received by it on such Offered Share or Warrant Share to the extent and under the circumstances specified in the Tax Act.   Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or a beneficiary of a trust that owns Offered Shares or Warrant Shares or where a partnership or trust, of which a corporation is a member or a beneficiary, is a member of a partnership or a beneficiary of a trust that owns Offered Shares or Warrant Shares.  Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Other Income Taxes

A Resident Holder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay a refundable tax of on its "aggregate investment income" (as defined in the Tax Act) for the year, including taxable capital gains, but excluding dividends or deemed dividends that are deductible in computing taxable income.

In general terms, a Resident Holder who is an individual (other than certain trusts) that receives or is deemed to have received taxable dividends on the Offered Shares or Warrant Shares or realizes a capital gain on the disposition or deemed disposition of Offered Shares, Warrant Shares or Warrants may be liable for a minimum tax under the Tax Act.  Resident Holders that are individuals should consult their own tax advisors in this regard.

Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act: (i) is not, and is not deemed to be, resident in Canada; and (ii) does not use or hold the Offered Shares, Warrant Shares or Warrants in connection with carrying on a business in Canada ("Non-Resident Holder").  This summary does not apply to a Non-Resident Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere and such Holders should consult their own tax advisors.

Dividends

Dividends paid or credited or deemed under the Tax Act to be paid or credited by the Company to a Non-Resident Holder on an Offered Share or Warrant Share will generally be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.  For example, where a Non-Resident Holder is a resident of the United States, is fully entitled to the benefits under the Canada-United States Income Tax Convention (1980) and is the beneficial owner of the dividend, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of an Offered Share, Warrant Share or Warrant unless the Offered Share, Warrant Share or Warrant (as applicable) is, or is deemed to be, "taxable Canadian property" of the Non-Resident Holder for the purposes of the Tax Act and the Non-Resident Holder is not entitled to an exemption under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

Generally, based on the Proposed Amendments, an Offered Share, Warrant Share or Warrant (as applicable) will not constitute taxable Canadian property of a Non-Resident Holder provided that: (a) the Offered Shares or, in the case of a Warrant Share or Warrant, the Warrant Shares are listed on a "designated stock exchange" for the purposes of the Tax Act (which currently includes Tier 1 of the TSX.V) at the time of the disposition; (b) at no time during the 60 month period immediately preceding the disposition or deemed disposition of the Offered Share, Warrant Share or Warrant (as applicable): (i) were 25% or more of the issued shares of any class or series of the capital stock of the Company owned by, or belonged to, one or any combination of the Non-Resident Holder and persons with whom the Non-Resident Holder did not deal at arm's length (within the meaning of the Tax Act); and (ii) was more than 50% of the fair market value of a Common Share derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada; (B) Canadian resource property (as defined in the Tax Act); (C) timber resource property (as defined in the Tax Act), or (D) options in respect of, or interests in, or for civil rights in, property described in any of (A) through (C) above, whether or not such property exists; and (c) the Offered Share, Warrant Share or Warrant (as applicable) is not otherwise deemed under the Tax Act to be taxable Canadian property.

In cases where a Non-Resident Holder disposes (or is deemed to have disposed) of an Offered Share, Warrant Share or Warrant that is, or is deemed to be, taxable Canadian property to that Non-Resident Holder, and the Non-Resident Holder is not entitled to an exemption under an applicable income tax convention, the consequences described under the heading "Holders Resident in Canada — Taxable Capital Gains and Losses" will generally be applicable to such disposition.  Such Non-Resident Holders should consult their own tax advisors.

INTEREST OF EXPERTS

As at the date hereof, the partners and associates of Stikeman Elliott LLP, as a group, own, directly or indirectly, less than 1% of the Common Shares of the Company. As at the date hereof, the partners and associates of Blake, Cassels & Graydon LLP, as a group, own, directly or indirectly, less than 1% of the Common Shares of the Company. The Company's auditors, KPMG LLP, Chartered Accountants, have advised that they are independent of the Company within the meaning of the Rules of Professional Conduct/Code of Ethics of the Institute of Chartered Accountants of British Columbia. None of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or has received a direct or indirect interest in a property of the Company or any associate or affiliate of the Company.

LEGAL MATTERS

Certain legal matters relating to the offering of the Units will be passed upon on behalf of the Company by Stikeman Elliott LLP, Vancouver, British Columbia, with respect to Canadian legal matters, and by Dorsey & Whitney LLP, Denver, Colorado, with respect to U.S. legal matters, and for the Underwriters by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters.

WHERE TO FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The Company’s SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.